EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bristow Group Inc.:

We consent to the incorporation by reference in registration statements No. 333-115473, No. 333-121207, No. 333-145178 on Form S-8, No. 333-147690 on Form S-4 and No. 333-151519 on Form S-3 of Bristow Group Inc. of our report dated May 20, 2011, with respect to the consolidated balance sheets of Bristow Group Inc. and subsidiaries as of March 31, 2010 and 2011, and the related consolidated statements of income, stockholders’ investment, and cash flows for each of the years in the three-year period ended March 31, 2011, and our report dated May 20, 2011, on the effectiveness of internal control over financial reporting as of March 31, 2011 which reports appear in the March 31, 2011 Annual Report on Form 10-K of Bristow Group Inc.

/s/ KPMG LLP

Houston, Texas

May 20, 2011